WAIVER AND AMENDMENT TO DEBENTURE

This WAIVER AND AMENDMENT TO DEBENTURE dated as of April __, 2010 (this “Amendment”), is among EPIC ENERGY RESOURCES, INC., a Colorado corporation (the “Company”), and one or more of the holders of the Company’s 10% secured debentures due December 5, 2012, and issued on December 5, 2007 (each a “Holder” and, collectively, the “Holders”).

RECITALS

A.  Reference is made to the Company’s 10% secured debentures due December 5, 2012 and issued on December 5, 2007, as each such secured debenture has been amended, supplemented or otherwise modified from time to time until the date hereof (including, as applicable, pursuant to (i) that certain Amendment Agreement dated as of February 26, 2009 among the Company and the parties thereto and (ii) that certain Amendment Agreement dated as of December 1, 2009 (the “December 2009 Amendment”), among the Company and each of Whitebox Convertible Arbitrage Partners, LP, and Midsummer Investment, Ltd. (together, the “December 2009 Amending Holders”)) (the “Debentures”).

B.  The Company intends to conduct a private placement of up to 5,000,000 shares of Series A Convertible Preferred Stock to accredited investors, which is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and related exchange offers (the “March 2010 Offerings”).

C.  The Company has requested that the Holders amend the Debentures to defer all regularly scheduled principal payments otherwise scheduled to become due during the 2010 calendar year until the Maturity Date and to waive certain Events of Default that now exist or may result in connection with the Company’s failure to make any Quarterly Redemption to any Holder that was due on or prior to the date hereof.

D.  Each Holder party hereto has executed and delivered this Amendment to evidence its agreement to amend and waive the provisions of its respective Debenture(s), as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Holders party hereby agrees as follows:

Section 1.             Definitions.  Defined terms not otherwise defined herein shall have the meanings set forth in that certain securities purchase agreement dated December 5, 2007 among the Company, the Holders and the other investors signatory thereto (the “Purchase Agreement”).

Section 2.             Amendment to the Debentures.  The Company and each Holder party hereto (severally and not jointly) hereby amends its respective Debenture(s) as follows:

(a)          The definition of “Quarterly Redemption Date” in Section 1 of each such Debenture is hereby amended and restated to provide as follows:

““Quarterly Redemption Date” means each December 1, March 1, June 1 and September 1, commencing on December 1, 2008, but expressly excluding any such date occurring during the 2010 calendar year, and terminating upon the full redemption of this Debenture.”

Section 3.             Each of the December 2009 Amending Holders (severally and not jointly) hereby amends Section 2(a) of its respective Debenture(s) (as amended and restated pursuant to the foregoing Section 2(a) of the Amendment) by amending and restating such section to provide as follows:

“(a)       Payment of Interest in Cash.  The Company shall pay interest to the Holder on the aggregate unredeemed and then outstanding principal amount of this Debenture at the rate of 10% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date, on each Quarterly Redemption Date (as to that principal amount then being redeemed), and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash; provided that, notwithstanding the forgoing, the Company shall pay interest to the Holder on the aggregate unredeemed and then outstanding principal amount of this Debenture at the rate of 12% per annum for the period from December 1, 2009 until April 9, 2010.”

Section 4.             Waiver of all Holders Party Hereto.  Each Holder severally and not jointly hereby waives the following Events of Default that have occurred (whether or not continuing as of the effectiveness of this Amendment) under any Debenture (whether such Debenture is held by a Holder party hereto or another Holder) as a result of the Company’s actions with regards to the following:

(a)         any Event of Default arising pursuant to Section 8(a)(i) of the respective Debentures arising out of or attributable to the Company not paying any amount of principal, interest, liquidated damages or other amounts owing under any Debenture due on or prior to the date hereof pursuant to Section 2(a) of the Debenture;

(b)         any Event of Default arising pursuant to Section 8(a)(iii) of the respective Debentures arising out of or attributable to any breach of Section 4.21 of the Purchase Agreement as a result of the Company’s increase of the individual cash salaries of the chief executive officer and the chief financial officer beyond 2008 levels in October, 2009; and

(c)         any Event of Default arising pursuant to Section 8(a)(iii) of the respective Debentures arising out of or attributable to any breach of Section 4.19(c) of the Purchase Agreement as a result of the Company’s failure to achieve, on a consolidated basis, EBITDA (as defined in the Purchase Agreement) of at least $1,000,000 for the three month period ended March 31, 2010; and

(d)         any Event of Default arising pursuant to Section 8(a)(iii) of the respective Debentures arising out of or attributable to any breach of Section 4.19(d) or (e) of the Purchase Agreement as a result of the Company’s failure to issue any report to the Agent.

Except as expressly set forth herein, nothing contained in this Amendment shall be construed to waive, limit, impair or otherwise affect any rights of a Holder in respect of any “Event of Default” (as defined in the Debentures).

Section 5.             Waiver of December 2009 Amending Holders. In addition to all other agreements contained in this Amendment, by executing this Amendment each December 2009 Amending Holder, severally and not jointly, agrees to waive the requirement that the Company pay the Quarterly Redemption Amount that was originally due on December 1, 2009 and, pursuant to December 2009 Amendment, was amended to be due on December 1, 2010, until the Maturity Date; provided, however, that the Company shall be permitted to pay such Quarterly Redemption Amount, in cash, at any time on or after the date hereof.

Section 6.             Consideration.  As consideration for the approval of this Amendment, the Company shall issue to Midsummer Investments, Ltd. if a signatory to this Amendment within 10 business days after the closing of the March 2010 Offerings  147,094 shares (the “Preferred Shares”) of Series A Convertible Peferred Stock (“Series A Preferred Stock”) and to each other Holder signatory to this Amendment within 10 business days after the closing of the March 2010 Offerings shares of common stock, no par value, in the Company (“Common Stock”) equal to the percentage that the principal amount outstanding under its respective Debenture at such time bears to the aggregate principal amount outstanding under all Debentures held by Holders party hereto multiplied by 3,940,678 shares of Common Stock (the  “Common Shares,” and, together with the Preferred Shares, the “Shares ”).

Section 7.             Representations and Warranties of the Holders.  Each Holder party hereto hereby makes to the Company the following representations and warranties:

(a)          Holder is an “accredited investor,” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

(b)          Holder understands and agrees to the following transfer restrictions on the Shares held by such Holder:

(1)           The Shares and the shares of Common Stock underlying the Preferred Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares or the shares of Common Stock underlying the Preferred Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Holder or in connection with a pledge as contemplated in Section 7(b)(3), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares or the shares of Common Stock underlying the Preferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Amendment and shall have the rights of a Holder under this Amendment and the registration rights agreement, dated the date hereof, among the Company and the Holders and other signatories thereto (“Registration Rights Agreement”). For purposes of this Amendment, “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person.  As used in this definition, “Control” (and, with correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and shall be construed as such term is used in the rules promulgated under the Securities Act.

(2)           The Holder agrees to the imprinting, so long as is required by this Section 7(b), of a legend on any of the Shares and the shares of Common Stock underlying the Preferred Shares in the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

(3)           The Company acknowledges and agrees that Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares and the shares of Common Stock underlying the Preferred Shares to a financial institution that is an “accredited investor” as defined in Rule 501 under the Securities Act and who agrees to be bound by the provisions of this Amendment and, in the case of the Common Stock, the Registration Rights Agreement and, if required under the terms of such arrangement, such Holder may transfer pledged or secured Shares or shares of Common Stock underlying the Preferred Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Holder’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares, including, if the Shares and the Common Stock underlying the Preferred Shares are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(4)           Certificates evidencing Common Shares and the shares of Common Stock underlying the Preferred Shares shall not contain any legend (including the legend set forth in Section 7(b)(2) hereof): (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Common Shares and shares of Common Stock underlying the Preferred Shares pursuant to Rule 144, or (iii) if such Common Shares and shares of Common Stock underlying the Preferred Shares are eligible for sale pursuant to Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the effective date of a registration statement if required by the Transfer Agent to effect the removal of the legend hereunder.  The Company agrees that following the effective date of a registration statement or at such time as such legend is no longer required under this Section 7(b), it will, no later than three Trading Days following the delivery by Holder to the Company or the Transfer Agent of a certificate representing Common Shares and shares of Common Stock underlying the Preferred Shares (such third Trading Day, the “Legend Removal Date”), as applicable, issued with a restrictive legend, deliver  or cause to be delivered to Holder a certificate representing such Common Shares and shares of Common Stock underlying the Preferred Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 7(b).  Certificates for Common Shares and shares of Common Stock underlying the Preferred Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to Holder by crediting the account of the Holder’s prime broker with the Depository Trust Corporation System as directed by Holder.

(5)           In addition to such Holder’s other available remedies, the Company shall pay to a Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Common Shares (based on the VWAP of the Common Stock on the date such Common Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 7(b), $10 per Trading Day (increasing to $20 per Trading Day 5 Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend.  Nothing herein shall limit such Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(6)           Holder agrees that Holder will sell any Shares or shares of Common Stock underlying the Preferred Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Common Shares or shares of Common Stock underlying the Preferred Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares and shares of Common Stock underlying the Preferred Shares as set forth in this Section 7(b) is predicated upon the Company’s reliance upon this understanding.

(c)           Holder acknowledges and agrees that it has received material nonpublic information in connection with the transactions contemplated by this Amendment and that it will not sell or otherwise dispose of any of the Shares and it will keep all such information confidential unless and until such material nonpublic information has been publicly disclosed or no longer constitutes material nonpublic information in accordance with Section 7(c).

(d)           The Company shall, within 4 Trading Day (as defined below) of the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated by this Amendment, and shall attach this Amendment and all other related agreements thereto (the “8-K Filing”).  From and after the filing of the 8-K Filing with the United Stated Securities Exchange Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated by this Amendment. Trading Day shall mean a day on which the principal Trading Market is open for trading.  Trading Market shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(e)           Holder understands that the Shares are issued to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Holder set forth herein, in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Shares.

(f)           Holder confirms that, in making Holder’s decision to acquire the Shares hereby subscribed for, Holder has relied solely upon independent investigations made by Holder or Holder’s representative(s), including Holder’s own professional tax and other advisers and that Holder and such representatives have had access to and an opportunity to inspect all relevant information relating to the Company (including all documents referenced herein) sufficient to enable Holder to evaluate the merits and risks of Holder’s acquisition of the Shares hereunder.

(g)           Holder has had the opportunity to ask questions of officers of the Company and has received satisfactory answers respecting, and has obtained such additional information as Holder has desired regarding the business, financial condition and affairs of the Company.  Holder acknowledges and represents that it has received and reviewed the Company’s confidential private placement memorandum dated as of March 13, 2010, as supplemented on Apirl 8, 2010 ..

(h)           Holder is not acquiring the Shares with a view to realizing any benefits under the United States federal income tax laws with respect to Holder’s share of any losses or expenses of the Company, and no representations have been made to Holder that any such benefits will be available as a result of Holder’s acquisition, ownership or disposition of the Shares.

(i)           Holder understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such securities (this representation and warranty not limiting such Holder’s right to sell such securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Such Holder is acquiring the securities hereunder in the ordinary course of its business.

(j)           Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

(k)           Holder was not contacted by the Company or its representatives for the purpose of investing in any securities of the Company offered hereby through any advertisement, article, mass mailing, cold call, notice or any other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general advertising.

(l)           Except as expressly set forth herein, each Holder, to its knowledge without independent investigation, acknowledges there are no “Events of Default” (as defined in the Debentures) under its Debentures that currently exist as of the date of that Holder’s execution of this Amendment.

Section 8.             Representations and Warranties of the Company.  The Company hereby makes to the Holders party hereto the following representations and warranties:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated by this Amendment have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated by this Amendment do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Equal Consideration.  Except as provided in Section 6 hereof, no consideration has been paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents pursuant to this Amendment.

(d)           Survival; Bring Down.  All of the Company’s warranties and representations contained in this Amendment shall survive the execution, delivery and acceptance of this Amendment by the parties hereto.

(e)           No Defaults.  Following the execution and delivery of this Amendment by the parties hereto, no Event of Default (as defined in the Debentures) has occurred and is continuing as of the date hereof.

(f)           Issuance of the Securities.  The Shares are duly authorized and, when issued in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

(g)           Capitalization.  The capitalization of the Company is as set forth on Schedule 8(g), which Schedule 8(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of April 5, 2010.  The Company has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  The issuance of securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Holders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

Section 9.              Miscellaneous.

(a)          Mechanics of Conversion of Exchange Securities.

(1)           The date of receipt of a Holder’s certificates representing Preferred Shares, together with a notice by the Holder of its election of conversion, by the Transfer Agent or the Company will be the date of conversion (the “Conversion Date”).  Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock to which such Holder is entitled, which shall be free of restrictive legends and trading restrictions (other than those which may then be required by the agreement pursuant to which the Holder acquired the Preferred Shares).  The Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 9(a) electronically through the Depository Trust Corporation or another established clearing Corporation performing similar functions.

(2)           If such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates to rescind such conversion, in which event the Company shall promptly return to the Holder any original Preferred Share certificate delivered to the Company.  If such Holder receives Common Stock certificates because such certificates were mailed to the Holder before the Company received notice of the Holder’s rescission, the Holder shall promptly return to the Company the Common Stock certificates.

(3)           Subject to amending the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock, the Company’s obligation to issue and deliver the Common Stock upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Common Stock; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder.  In the event a Holder shall elect to convert any or all of its Preferred Shares, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Shares of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of $1.00 per Preferred Share that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such certificate or certificates pursuant to Section 9(a)(3) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the Preferred Shares being converted (“Stated Value” meaning $1 per Preferred Share), $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(4)           In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 9(a)(2), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue Preferred Shares equal to the number of Preferred Share submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 9(a)(2). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Share with respect to which the actual sale price of the Common Stock (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Share as required pursuant to the terms hereof.

(b)           All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment and (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Amendment, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(c)           The waivers and amendments set forth herein shall not be effective unless and until (i) the Holders of at least 90% of the current aggregate principal amount outstanding under the Debentures shall have agreed to the terms and conditions hereunder and executed and delivered their signature page hereto to the Company and (ii) all conditions precedent to the effectiveness of this Amendment shall have been satisfied.  all conditions precedent to the effectiveness of this Amendment shall have been satisfied.  The respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder.    In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder shall be null and void in the event the March 2010 Offering is not consummated on or before April 9, 2010, with gross cash proceeds of $3,5000,000 or more.

(d)           The Company shall file a proxy statement or information statement (if eligible) with the Commission on or before the 20th Trading Day following the date hereof, seeking shareholder approval to increase its authorized Common Stock to at least 300,000,000 shares, and shall use its reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 300,000,000 as soon as possible following the date hereof.

(e)           The respective obligations, amendments, agreements and waivers hereunder of the Holders party hereto are subject to the accuracy in all material respects of the representations and warranties of the Company contained herein.

(f)           Except as expressly set forth above, all of the terms and conditions of the Debentures shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.  From and after the 8-K Filing, the Company shall have publicly disclosed all material, non-public information delivered to any of the Holders by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Amendment and, therefore, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment or any amendments hereto.

(g)           This Amendment may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.  The Company hereby agrees that it will reimburse Midsummer Investment, Ltd., up to $7,500 for its legal fees and expenses upon its execution of this Amendment.  Except as set forth in this section, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

(h)           The obligations of each Holder under this Amendment and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Amendment or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Amendment or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Amendment and the Transaction Documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Waiver and Amendment to Debenture to be duly executed by their respective authorized officers as of the day and year first above written.

EPIC ENERGY RESOURCES, INC.,
as the Company

By:
Name:
Title:

S -1

HOLDERS

By:
Name:
Title:

Schedule 8(g)

The following table sets forth our capitalization as of  April 5, 2010 on an actual basis.

Cash	$153

Debentures	14,922
Note Payable Secured by Assets Acquired	1.343
Note Payable – EIS Acquisition	1,070
Other Liabilities	7,568
Total Debt	$24,903

Stockholders’ equity
Series A Preferred Stock	$-
Common Stock, no par value, authorized 100,000,000 shares; outstanding 45,413,781[1], net of treasury stock	33,639
Warrants	-
Additional paid-in capital	1,924
Accumulated deficit	(31,778)
Accumulated other comprehensive loss	-
Treasury stock, at cost, no shares	-
Total stockholders’ equity	3,785

Total Capitalization	$28,688

1 Of which, Affiliates of the Company own 77.5%.